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                                                                    EXHIBIT 11.1

                          PRO FORMA EARNINGS PER SHARE

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
                                                                  THREE MONTHS
                                                  YEAR ENDED         ENDED
                                               DECEMBER 31, 1995 MARCH 31, 1996
                                               ----------------- --------------
                                                                  (UNAUDITED)
Pro forma weighted average shares
 outstanding.................................       1,713,000      1,713,000
Incremental effect of issuance of Convertible
 Preferred Stock within one year prior to an
 initial public offering at a price below the
 offering price (i.e. cheap stock)...........         750,000        750,000
Incremental effect of issuance of warrants
 and options within one year prior to an
 initial public offering with an exercise
 price below the offering price (i.e. cheap
 stock) based on the treasury stock method
 using the offering price....................       1,430,535      1,430,535
                                                  -----------      ---------
                                                    3,888,945      3,888,945
                                                  ===========      =========
Pro forma net income (loss) attributable to
 common stock ...............................     $(2,000,000)     $(953,660)
                                                  ===========      =========
Pro forma net income (loss) per share........     $     (0.51)     $   (0.25)
                                                  ===========      =========
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